UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

EXHIBIT B

INFORMATION STATEMENT

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

LVIP Nomura Diversified Floating Rate Fund

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-sub-adviser change.

November 12, 2026

Dear Contract Owners and Shareholders:

Lincoln Variable Insurance Products Trust (the “Trust” or “LVIP”) is furnishing this Information Statement with respect to the LVIP Nomura Diversified Floating Rate Fund listed above (the “Fund”), a series of the Trust.

You currently have an investment interest in the Fund through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to inform you about recent changes related to the Fund’s sub-sub-advisory arrangements.

Specifically, at a meeting of the Board of Trustees of the Trust (the “Board”) held on June 2-3, 2026 (the “Meeting”), the Board approved the appointment of Nomura Corporate Research and Asset Management Inc. (“NCRAM” or the “Sub-Sub-Adviser”) as a new sub-sub-adviser to the Fund. At the Meeting, the Board also approved a sub-sub-advisory agreement between Nomura Investments Fund Advisers (“NIFA” or “Sub-Adviser”), the investment sub-adviser for the Fund, and NCRAM (the “Sub-Sub-Advisory Agreement”). The Sub-Sub-Advisory Agreement is dated June 23, 2026. NCRAM was added as a sub-sub-adviser to the Fund.

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting Lincoln Financial Investments (“LFI” or the “Adviser”), subject to the approval of the Trust’s Board, to enter into or materially amend sub-sub-advisory agreements without obtaining shareholder approval. As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an information statement describing any new sub-sub-adviser within 90 days of hiring such sub-sub-adviser when a sub-sub-advisory agreement is entered into or materially amended without a shareholder vote. Accordingly, approval of the Sub-Sub-Advisory Agreement does not require a shareholder vote. This Information Statement is being mailed on or about November 23, 2026, to shareholders of record of the Fund as of November 6, 2026 (the “Record Date”).

I.	Background

On June 2-3, 2026, the Board met to consider, among other things, the approval of the Sub-Sub-Advisory Agreement between NIFA and NCRAM, with respect to the Fund.

The trustees who were not “interested persons” of the Trust (as such term is defined in the Investment Company Act of 1940) (the “Independent Trustees”) reported that they had reviewed materials provided by LFI and NCRAM prior to the Meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of sub-sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LFI and NCRAM provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, Lincoln National Life Insurance Company employees and representatives of NCRAM to consider the approval of the Sub-Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

The Board determined that, given the totality of the information provided with respect to the Sub-Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Sub-Advisory Agreement for the Fund. In considering the approval of the proposed Sub-Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

II.	Sub-Sub-Advisory Agreement

Nature, Extent and Quality of Services. In considering the approval of the proposed Sub-Sub-Advisory Agreement between NIFA and NCRAM on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by NCRAM under the proposed Sub-Sub-Advisory Agreement. The Board considered that NCRAM provides subadvisory services to another fund in the Trust and that the Board had reviewed information regarding NCRAM in connection with NCRAM’s approval as the investment sub-adviser to such fund. The Board reviewed the services to be provided by NCRAM, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of NCRAM. The Board also considered, in particular, that NIFA and the portfolio management team of the Fund, and their investment philosophy and process, would remain unchanged, and that NCRAM was proposed to be added so that the Fund could leverage NCRAM’s high yield management experience and expertise. The Board concluded that the services to be provided by NCRAM were expected to be satisfactory.

Sub-Sub-Advisory Fee and Economies of Scale. The Board considered that neither LFI nor the Fund would pay any fees pursuant to the proposed Sub-Sub-Advisory Agreement and that there would be no effect on the Fund’s advisory fee or expense ratio. The Board considered that NIFA would compensate NCRAM from the sub-advisory fee it was paid by LFI and concluded that the proposed sub-subadvisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the appointment of NCRAM would not affect the sub-advisory fee LFI pays to NIFA, and therefore the profitability to LFI and NIFA in managing the Fund would remain unchanged. The Board considered materials previously provided by NCRAM as to any additional benefits it would receive and noted NCRAM’s statement that its relationship with the Fund may add to its prestige and visibility in the investment community and may make NCRAM more attractive to potential separate clients and enhance NCRAM’s ability to research with soft dollars.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Sub-Advisory Agreement are fair and reasonable and that approval of the Sub-Sub-Advisory Agreement is in the best interests of the Fund.

III.	Additional Information about the Sub-Sub-Advisory Agreement

The Sub-Sub-Advisory Agreement is dated June 23, 2026, and has an initial two-year term. Thereafter, continuance of the agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Sub-Advisory Agreement may be terminated, without the payment of any penalty, by: (i) the Trust, by vote of a majority of the Board or by vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Sub-Adviser; (ii) the Adviser or Sub-Adviser, on 60 days’ written notice to the Sub-Sub-Adviser; (iii) the Sub-Sub-Adviser, on 60 days’ written notice to the Adviser; or (iv) by mutual written consent of the Adviser and the Sub-Sub-Adviser. The Sub-Sub-Advisory Agreement will automatically terminate without payment of penalty in the event of: (i) its assignment; or (ii) termination of the sub-advisory agreement between the Sub-Adviser and Sub-Sub-Adviser.

The foregoing description is only a summary of the Sub-Sub-Advisory Agreement. A copy of the Sub-Sub-Advisory Agreement has been filed with the SEC and is accessible via the SEC’s website (www.sec.gov) through the EDGAR database.

IV.	Information about the Sub-Sub-Adviser

Nomura Corporate Research and Asset Management Inc. (“NCRAM”) is located at Worldwide Plaza, 309 West 49th Street, New York, NY 10019. NCRAM is a wholly owned subsidiary of Nomura Holdings Inc. As of December 31, 2025, NCRAM had $38 billion in assets under management.

The name and principal occupation of the principal executive officers and directors of NCRAM are listed below.

Name	Principal Occupation
David Owen Crall	President, Chief Executive Officer, Chief Investment Officer, Managing Director and Board of Director
Stephen Spencer Kotsen	Managing Director and Portfolio Manager
Amy Yu Chang	Managing Director and Portfolio Manager
Neil Anthony Daniele	Chief Compliance Officer
Eugene Shuster	Managing Director - Head of Risk
Melanie Jane Hawthorne	Head of Legal
Steven Nicholas Aloupis	Board of Director - Chairman
Meno Volker Stroemer	Managing Director and Portfolio Manager
Eugene James Chiulli	Treasurer and Chief Financial Officer
Yusuke Andoh	Board of Director

No officer or director of the Trust is an officer, employee, director, general partner, or shareholder of NCRAM.

The name and principal occupation of the portfolio managers of the Fund are listed below.

Name	Principal Occupation
Janaki Rao	Janaki Rao, is Head of the US Multisector Team at Nomura Asset Management International, a role he assumed in May 2024 at Macquarie Asset Management. He joined Nomura Asset Management as part of Nomura’s acquisition of Macquarie Asset Management’s US and European public investments business in 2025. He has overall responsibility for US multisector capabilities, including the portfolios, the team, and client and business management. Prior to Macquarie, Janaki was Director of US Multisector Fixed Income at AllianceBernstein from November 2019 to February 2023, responsible for managing multisector fixed income portfolios, including Treasury inflation-protected securities (TIPS) and agency mortgage-backed securities (MBS) portfolios. Before that, he was AllianceBernstein’s Head of Agency MBS from March 2013 to November 2019, and prior to that spent seven years at Morgan Stanley as Vice President of Agency MBS Research. Janaki earned a Bachelor of Arts (Honors) in economics from the University of Delhi, a Master of Business Administration with an emphasis in marketing from Symbiosis Institute of Business Management, and a Master of Business Administration with an emphasis in finance from the Zicklin School of Business at Baruch College.

Name	Principal Occupation
Brian M. Scotto	Brian M. Scotto, is a Senior Portfolio Manager for Fixed Income at Nomura Asset Management International. He is a member of the US Multisector Fixed Income Team where he is responsible for trading global rates, structured products, and derivatives, and he is a Senior Portfolio Manager for the US Government strategies, LVIP Nomura Diversified Floating Rate Fund, and the firm’s global inflation products. Brian is also responsible for trading government and agency securities, sovereign and supranational securities, foreign exchange, as well as interest rate futures and options. He joined Nomura Asset Management as part of Nomura’s acquisition of Macquarie Asset Management’s US and European public investments business in 2025. Previously, Brian held the same role at Macquarie Asset Management and, before that, at Delaware Investments (which was acquired by Macquarie in 2010). He joined Delaware Investments in 2002. He began his trading career as an equity and index options market maker on the floor of the Philadelphia Stock Exchange. Brian earned a Bachelor of Science in accounting and a Master of Business Administration with a concentration in finance from La Salle University.

V.	Information about the Adviser and the Trust

Investment Adviser

LFI serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

For the fiscal year ended December 31, 2025, the aggregate advisory fees paid to LFI, net of advisory fee waivers, were 0.03% on the first $2 billion of average daily net assets of the Fund and 0.05% on the excess over $2 billion of average daily net assets of the Fund, or $4,355,234.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated broker-dealer: Lincoln Financial Distributors, Inc.

Payments of Commissions to Affiliated Broker-Dealers

For the fiscal year ended December 31, 2025, the Fund paid no commissions to any affiliated broker-dealers.

Administrator

The Fund’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1301 S. Harrison St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser.

Outstanding Shares

As of the Record Date, the Fund’s outstanding shares for Standard Class shares and Service Class shares are listed below:

Fund Name	Standard Class	Service Class
LVIP Nomura Diversified Floating Rate Fund	8,975,253.04	69,321,737.72

Because the Fund is available as investments for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether the Fund’s proposals are approved.

Ownership of Shares

As of the Record Date, no person had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of Record Date, to the knowledge of the Trust’s management, the trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.	Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an information statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report, without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1301 S. Harrison Street, Fort Wayne, Indiana 46802 (express mail), or by visiting https://www.lincolnfinancial.com/lvip.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE